Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entity of iHuman Inc.

Subsidiaries	Place of Incorporation
iHuman Online Limited	Hong Kong
Hongen Perfect Future (Tianjin) Investment Co., Ltd.	People’s Republic of China
Hongen Perfect (Beijing) Education Technology Development Co., Ltd.	People’s Republic of China

Consolidated Variable Interest Entity	Place of Incorporation
Tianjin Hongen Perfect Future Education Technology Co., Ltd.	People’s Republic of China

Subsidiaries of Consolidated Variable Interest Entity	Place of Incorporation
Beijing Hongen Perfect Future Education Technology Co., Ltd.	People’s Republic of China
Beijing Jinhongen Education Technology Co., Ltd.	People’s Republic of China
Tianjin Hongen Perfect Technology Development Co., Ltd.	People’s Republic of China